Exhibit 10.4

December 15, 2022

Mr. Christopher Lynne

Dear Chris,

On behalf of the Board of Trustees, it is my pleasure to extend to you this offer for the position of President, University of Phoenix. Your target effective date will be December 16, 2022 (subject to mutual agreement). In your new role, you will play an essential role in fulfilling our vision of being recognized as the most trusted provider of career-relevant education for working adults. As compensation for your services, we are pleased to offer you the following:

Base Salary

Your base salary will be $820,000 per year, payable in accordance with our standard payroll practices and pay dates.

Short-Term Incentive Bonus

You will be eligible to participate in the University Bonus Plan with a full-year bonus target of 100% ($820,000) of your base salary and a maximum bonus payout of 200% of salary ($1,640,000). Bonus awards are paid approximately 6 weeks following the end of our fiscal year (August 31). Your actual bonus payment will depend upon the attainment of pre-established performance goals and will be pro-rated for time employed during the current performance period.

Long-Term Incentive Plan

You will be eligible to receive a one-year cash long-term incentive award at a level commensurate with the position of President; such award will be subject to terms and conditions as approved by the Board of Trustees no later than January 31, 2023. This award will vest in full on the earlier of a Change in Control or the end of the current fiscal year (August 31, 2023).

Benefits and Time Off

Your benefits and time off will continue at the same level currently in effect, subject to any potential changes that may occur following a Change in Control.

Total Cash Compensation

	Target	Max
Base Salary	$820,000
Annual Incentive Bonus Potential[1]	$820,000	$1,640,000
Total Cash Compensation at Target	$1,640,000	$2,460,000

[1]	Prorated back to the start of the fiscal year, September 1, 2022.

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The details of this offer are personal and confidential and will remain valid through December 16, 2022. Should you have any questions concerning any part of this offer, please contact Cheryl Naumann, Chief Human Resources Officer, at [***] (cell).

Congratulations, Chris - we look forward to welcoming you to our team.

Sincerely,

/s/ Celestino Fernández
Celestino Fernández, Ph.D.
Chairman
University of Phoenix Board of Trustees

I accept this offer as presented.

/s/ Christopher Lynne	12/16/2022
Christopher Lynne	Date

Your employment with the University is contingent upon the successful completion of a background check and will be subject to all terms and conditions contained in the current version of the University Employee Handbook.

As a matter of policy, please do not bring to the University any of your previous employers’ documents, customer lists, or similar materials. Although this caution is in most cases unnecessary, we feel that it is important to emphasize that University policy prohibits the transfer or use of such material from other employers.

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